AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1995
                                        REGISTRATION NO. 33-
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                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D. C. 20549
                               _______________

                                  FORM S-6
                               _______________

                  FOR REGISTRATION UNDER THE SECURITIES ACT
                   OF 1933 OF SECURITIES OF UNIT INVESTMENT
                       TRUSTS REGISTERED ON FORM N-8B-2
                               _______________

A.  EXACT NAME OF TRUST:

                             EQUITY INCOME FUND
                      SELECT TEN RETIREMENT PORTFOLIO -
                                SERIES 1996
                            DEFINED ASSET FUNDS
                          (A UNIT INVESTMENT TRUST)

B.  NAMES OF DEPOSITOR:

              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

C.  COMPLETE ADDRESSES OF DEPOSITOR'S PRINCIPAL EXECUTIVE OFFICES:

                   MERRILL LYNCH, PIERCE, FENNER & SMITH
                               INCORPORATED
                               P.O. BOX 9051
                        PRINCETON, N.J. 08543-9051


D.  NAMES AND COMPLETE ADDRESSES OF AGENT FOR SERVICE:

                           TERESA KONCICK, ESQ.
                               P.O. BOX 9051
                        PRINCETON, N.J. 08543-9051


                                COPIES TO:

                       PIERRE DE SAINT PHALLE, ESQ.
                           450 LEXINGTON AVENUE
                         NEW YORK, NEW YORK  10017



E.  TITLE AND AMOUNT OF SECURITIES BEING REGISTERED:

 An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.

F.  PROPOSED MAXIMUM OFFERING PRICE TO THE PUBLIC  OF  THE  SECURITIES  BEING
    REGISTERED:

                                  Indefinite

G.  AMOUNT OF FILING FEE:

                       $500 (as required by Rule 24f-2)

H.  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

 As soon as practicable after the acquisition and deposit of the underlying obligations.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
==============================================================================


         SUBJECT TO COMPLETION, PROSPECTUS DATED OCTOBER 27, 1995


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300,000 UNITS                                              EQUITY INCOME FUND,
                                             SELECT TEN RETIREMENT PORTFOLIO -
                                                                   SERIES 1996
                                                           DEFINED ASSET FUNDS
                                                     (A UNIT INVESTMENT TRUST)
==============================================================================

     A FINAL PROSPECTUS FOR A PRIOR SERIES OF DEFINED ASSET FUNDS-EQUITY INCOME FUND SELECT TEN PORTFOLIO IS HEREBY INCORPORATED BY REFERENCE AND USED AS A PRELIMINARY PROSPECTUS FOR THIS SERIES. THE NARRATIVE INFORMATION AND STRUCTURE OF THE FINAL PROSPECTUS FOR THIS SERIES WILL BE SUBSTANTIALLY THE SAME AS THAT OF THE PREVIOUS PROSPECTUS EXCEPT THAT THERE IS ONLY ONE SPONSOR OF THIS SERIES AND UNITS OF THIS SERIES WILL BE SOLD ONLY TO CERTAIN EMPLOYEE BENEFIT PLANS ESTABLISHED FOR EMPLOYEES OF MERRILL LYNCH & CO., INC. AND ITS AFFILIATES ("ML PLANS"). A ML PLAN MAY BUY
UNITS ONLY DIRECTLY FROM THE TRUSTEE. NO SALES CHARGE WILL BE INCURRED BUT THE SPONSOR WILL RECEIVE AN ADMINISTRATIVE FEE. INFORMATION WITH RESPECT TO PRICING, THE NUMBER OF UNITS, DATES, SUMMARY INFORMATION, AND RISK FACTORS REGARDING THE CHARACTERISTICS OF SECURITIES TO BE DEPOSITED IN THIS SERIES IS NOT NOW AVAILABLE AND MAY BE DIFFERENT SINCE EACH SERIES HAS A UNIQUE PORTFOLIO. ACCORDINGLY, THE INFORMATION CONTAINED HEREIN WITH REGARD TO THE PREVIOUS SERIES SHOULD BE CONSIDERED AS BEING INCLUDED FOR INFORMATIONAL PURPOSES ONLY. INVESTORS SHOULD CONTACT ACCOUNT EXECUTIVES OF THE SPONSOR WHO WILL BE INFORMED OF THE EXPECTED EFFECTIVE DATE OF THIS SERIES AND WHO WILL BE SUPPLIED WITH COMPLETE INFORMATION WITH RESPECT TO SUCH SERIES ON THE DAY OF AND IMMEDIATELY PRIOR TO THE EFFECTIVENESS OF THE REGISTRATION STATEMENT RELATING TO UNITS OF THIS SERIES.


     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                                   PART II

            ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS

     A. The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.
                                                           SEC FILE OR
                                                        IDENTIFICATION NO.
                                                        __________________

I. Bonding Arrangements and Date of Organization of the Depositors filed pursuant to Items A and B of Part II of the Registration Statement on Form S-6 under the Securities Act of 1933, as amended:

         Merrill Lynch, Pierce, Fenner & Smith Incorporated       2-52691

II. Information as to Officers and Directors of the Depositors filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934:

         Merrill Lynch, Pierce, Fenner & Smith Incorporated        8-7721


III. Charter documents of the Depositors filed as Exhibits to the Registration Statement on Form S-6 under the Securities Act of 1933 (Charter, By-Laws):

         Merrill Lynch, Pierce, Fenner & Smith
           Incorporated                                  2-73866, 2-77549

     B. The Internal Revenue Service Employer Identification Numbers of the Sponsors and Trustee are as follows:


         Merrill Lynch, Pierce, Fenner & Smith Incorporated    13-5674085
         [Trustee]


                                     II-1


   Supplemented final prospectuses from the following series of Defined Asset Funds-Equity Income Fund (which are incorporated herein by reference) may be used as a preliminary prospectus for this Series: Select Ten Portfolio - 1995 Autumn Series (Reg. No. 33-59311).

                    CONTENTS OF REGISTRATION STATEMENT


 THE REGISTRATION STATEMENT ON FORM S-6 COMPRISES THE FOLLOWING PAPERS AND
DOCUMENTS:

 The facing sheet of Form S-6.
 The Cross-Reference Sheet (incorporated by reference to the Cross-
  Reference Sheet to the Registration Statement of the Equity Income Fund, Sixth Utility Common Stock Series, 1933 Act File No. 2-86836).
 The Prospectus.
 Additional Information not included in the Prospectus (Part II).

 The following exhibits:

   *1.1   -- Form of Trust Indenture

   1.1.1 -- Form of Standard Terms and Conditions of Trust Effective October 21, 1993 (incorporated by reference to Exhibit
          1.1.1 to the Registration Statement of Municipal
          Investment Trust Fund, Multistate Series-48, Defined
          Asset Funds, 1933 Act File No. 33-50247).

   2.1    -- Form of Certificate of Beneficial Interest (included in
          Exhibit 1.1.1).

   *3.1 -- Opinion of counsel as to the legality of the securities being issued including their consent to the use of their names under the heading "Taxes" and"
          Miscellaneous--Legal Opinion'' in the Prospectus.

   *5.1   -- Consent of independent public accountants.


__________

 * To be filed with Amendment to Registration Statement.


                                  R-1


                               SIGNATURES

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 27TH DAY OF OCTOBER, 1995.


                      Signatures appear on page R-3.

   A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.



                                  R-2


MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
        DEPOSITOR


By the following persons, who constitute a    Powers of Attorney have been
  majority of the Board of Directors of         filed under Form SE and
  Merrill Lynch, Pierce, Fenner & Smith         the following 1933 Act
  Incorporated:                                 File Number: 33-43466

    HERBERT M. ALLISON, JR.
    BARRY S. FRIEDBERG
    EDWARD L. GOLDBERG
    STEPHEN L. HAMMERMAN
    JEROME P. KENNEY
    DAVID H. KOMANSKY
    DANIEL T. NAPOLI
    THOMAS H. PATRICK
    JOHN L. STEFFENS
    DANIEL P. TULLY
    ROGER M. VASEY
    ARTHUR H. ZEIKEL








    By ERNEST V. FABIO
     (As authorized signatory for
     Merrill Lynch, Pierce, Fenner & Smith Incorporated and Attorney-in-fact for the persons listed above)


                   R-3